Filed Pursuant to Rule 433
Registration No. 333-283793
THE PNC FINANCIAL SERVICES GROUP, INC.
$1,000,000,000 5.463% FIXED RATE/FLOATING RATE SENIOR NOTES DUE JULY 21, 2037
$1,000,000,000 4.831% FIXED RATE/FLOATING RATE SENIOR NOTES DUE JULY 19, 2030

	2037 Fixed/Floating Senior Notes	2030 Fixed/Floating Senior Notes
Issuer:	The PNC Financial Services Group, Inc. (“PNC”)	The PNC Financial Services Group, Inc. (“PNC”)

Security:	5.463% Fixed Rate/Floating Rate Senior Notes due July 21, 2037 (the “2037 Fixed/Floating Senior Notes”)	4.831% Fixed Rate/Floating Rate Senior Notes due July 19, 2030 (the “2030 Fixed/Floating Senior Notes”)

Ranking:	Senior	Senior

Expected Security Ratings:*	A3 / A- / A / AA (low) (Moody’s / S&P / Fitch / Morningstar DBRS)	A3 / A- / A / AA (low) (Moody’s / S&P / Fitch / Morningstar DBRS)

Principal Amount:	$1,000,000,000	$1,000,000,000

Price to Investors:	100.000% of face amount	100.000% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	July 16, 2026	July 16, 2026

Settlement Date:**	July 21, 2026 (T+3)	July 21, 2026 (T+3)

Maturity:	July 21, 2037	July 19, 2030

Optional Redemption Date:	Redeemable in whole, but not in part, on July 21, 2036, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2037 Fixed/Floating Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 90-day period prior to, and including, the maturity date at 100% of the principal amount of the 2037 Fixed/Floating Senior Notes, plus accrued and unpaid interest thereon to the date of redemption	Redeemable in whole, but not in part, on July 19, 2029, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2030 Fixed/Floating Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 30-day period prior to, and including, the maturity date at 100% of the principal amount of the 2030 Fixed/Floating Senior Notes, plus accrued and unpaid interest thereon to the date of redemption

	Additionally, redeemable in whole, or in part, on and after January 21, 2027, and prior to July 21, 2036, at the greater of (i) 100% of the principal amount of the 2037 Fixed/Floating Senior Notes (par) and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2037 Fixed/Floating Senior Notes to be redeemed, assuming the 2037 Fixed/Floating Senior Notes matured on July 21, 2036 (not including any portion of such payments of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement dated July 16, 2026) plus 15 basis points; plus, in each case, accrued and unpaid interest thereon to the date of redemption	Additionally, redeemable in whole, or in part, on and after January 21, 2027, and prior to July 19, 2029, at the greater of (i) 100% of the principal amount of the 2030 Fixed/Floating Senior Notes (par) and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Fixed/Floating Senior Notes to be redeemed, assuming the 2030 Fixed/Floating Senior Notes matured on July 19, 2029 (not including any portion of such payments of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement dated July 16, 2026) plus 10 basis points; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Fixed Rate Period:	From, and including, July 21, 2026 to, but excluding, July 21, 2036	From, and including, July 21, 2026 to, but excluding, July 19, 2029

Floating Rate Period:	From, and including, July 21, 2036 to, but excluding, the maturity date	From, and including, July 19, 2029 to, but excluding, the maturity date

Interest Rates:
Fixed Rate Period: 5.463% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated July 16, 2026, plus 1.267%

Fixed Rate Period: 4.831% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated July 16, 2026, plus 0.798%

Interest Payment Dates:
Fixed Rate Period: Each January 21 and July 21, commencing on January 21, 2027 and ending on July 21, 2036
Floating Rate Period: October 21, 2036, January 21, 2037, April 21, 2037 and at the maturity date

Fixed Rate Period: Each January 19 and July 19, commencing on January 19, 2027 and ending on July 19, 2029
Floating Rate Period: October 19, 2029, January 19, 2030, April 19, 2030 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 4.375% due May 15, 2036	UST 4.125% due July 15, 2029

Reference Benchmark Yield:	4.563%	4.201%

Spread to Reference Benchmark:	90 basis points	63 basis points

Re-offer Yield:	5.463%	4.831%

CUSIP/ISIN:	693475 CM5 / US693475CM59	693475 CL7 / US693475CL76

Joint Book-Running Managers:	PNC Capital Markets LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Note: We expect that delivery of the Fixed/Floating Senior Notes and the Floating Senior Notes (collectively, the “Senior Notes”) will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as (“T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the first business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors

Conflict of Interest
Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.
The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling PNC Capital Markets LLC (toll-free) at 1-855-881-0697, Goldman Sachs & Co. LLC at 1-866-471-2526 or Morgan Stanley & Co. LLC (toll-free) at 1-866-718-1649.
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